Exhibit 4.2
Name of Company: CHINA REAL ESTATE INFORMATION CORPORATION Number: Ordinary Shares: — - Issued to: [Transferee] Dated Transferred from: CHINA REAL ESTATE INFORMATION CORPORATION Number Ordinary Shares — - Incorporated under the laws of the Cayman Islands Share capital is US$50,000 divided into 250,000,000 ordinary shares of a par value of US$0.0002 each THIS IS TO CERTIFY THAT [Transferee] is the registered holder of [no. of shares] Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof. EXECUTED on behalf of the said Company on the day of 2009 by: DIRECTOR

TRANSFER I (the Transferor) for the value received DO HEREBY transfer to (the Transferee) the shares standing in my name in the undertaking called CHINA REAL ESTATE INFORMATION CORPORATION To hold the same unto the Transferee Dated Signed by the Transferor in the presence of: Witness Transferor